INCOME OPPORTUNITY REALTY INVESTORS, INC. 8-K

Exhibit 99.1

NEWS RELEASE	Contact:
Income Opportunity Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@incomeopp-invest.com

Income Opportunity Realty Investors, Inc. reports Earnings for Quarter Ended December 31, 2022

DALLAS (March 24, 2023) -- Income Opportunity Realty Investors, Inc. (NYSE American:IOR) is reporting its results of operations for the quarter ended December 31, 2022. For the three months ended December 31, 2022, we reported net income attributable to common shares of $1.3 million or $0.30 per diluted share compared to a net income of $0.7 million or $0.17 per share for the same period in 2021. Our increase in net income is attributable to an increase in interest income due to an increase in interest rates in 2022.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, currently holds a portfolio of notes receivable. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Other income	—	—	—	—
Expenses:
General and administrative	77	94	451	470
Advisory fee to related party	351	259	1,175	1,108
Total operating expenses	428	353	1,626	1,578
Net operating loss	(428)	(353)	(1,626)	(1,578)
Interest income from related parties	2,096	1,256	6,602	4,953
Other income	—	—	—	1,179
Income tax provision	(399)	(188)	(1,045)	(956)
Net income applicable to common shares	1,269	715	3,931	3,598

Earnings per share
Basic and diluted	$ 0.30	$ 0.17	$ 0.94	$ 0.86
Weighted average common shares used in computing earnings per share
Basic and diluted	4,168,414	4,168,414	4,168,414	4,168,414